Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki (808) 665-5480 tesaki@kapalua.com

MAUI LAND & PINEAPPLE COMPANY, INC. REPORTS 1st QUARTER 2016 RESULTS

KAPALUA RESORT, Hawaii, April 26, 2016 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.4 million, or $(0.07) per share, for the first quarter of 2016, compared to a net loss of $1.1 million, or $(0.06) per share for the first quarter of 2015. The Company reported revenues of $3.0 million and $2.8 million during the first quarters of 2016 and 2015, respectively.

The Company had no sales of real estate assets during the first quarters of 2016 or 2015.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our

1st quarter 2016 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$168	$112
Leasing	1,615	1,415
Utilities	847	817
Resort amenities and other	346	450
Total operating revenues	2,976	2,794

OPERATING COSTS AND EXPENSES
Real estate	300	168
Leasing	712	532
Utilities	631	612
Resort amenities and other	197	213
General and administrative	754	582
Share-based compensation	380	549
Depreciation	495	558
Pension and other postretirement expenses	284	76
Total operating costs and expenses	3,753	3,290

OPERATING LOSS	(777)	(496)
Interest expense	(581)	(597)
NET LOSS	$(1,358)	$(1,093)
Pension, net of income taxes of $0	253	211
COMPREHENSIVE LOSS	$(1,105)	$(882)

NET LOSS PER COMMON SHARE
--BASIC AND DILUTED	$(0.07)	$(0.06)